Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Innventure LLC
Orlando, Florida

We hereby consent to the use in the proxy statement/consent solicitation statement/prospectus constituting a part of this Registration Statement of our report dated December 29, 2023, except for Notes 12 and 15 as to which the date is January 26, 2024, relating to the consolidated financial statements Innventure LLC (the Company), which is contained in that proxy statement/consent solicitation statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/consent solicitation statement/prospectus.

/s/ BDO USA, P.C.

Raleigh, North Carolina
January 26, 2024